Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

New Hampshire Thrift Bancshares, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 8, 1989.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on December 16, 2014 (the “Certificate of Incorporation”).

THIRD: Subject to the approval of the Secretary of State of the State of Delaware of the Corporation’s request attached hereto as Exhibit A, Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE 1. CORPORATE TITLE. The name of the corporation is Lake Sunapee Bank Group.”

FOURTH: The first sentence of Article 5 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE 5. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the Corporation has the authority to issue is 32,500,000, of which 30,000,000 shall be common stock, par value $0.01 per share, and of which 2,500,000 shall be preferred stock, par value $0.01 per share.”

FIFTH: At a meeting of the board of directors of the Corporation (the “Board”) held on February 12, 2015, the Board duly adopted this Certificate of Amendment and declared this Certificate of Amendment advisable.

SIXTH: In accordance with Section 222 of the DGCL, an annual meeting of stockholders of the Corporation was duly called and held upon notice, at which the necessary number of shares as required by the DGCL were voted in favor of this Certificate of Amendment.

SEVENTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

EIGHTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 14th day of May 2015.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

Exhibit A

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

OFFICER’S CERTIFICATE

May 14, 2015

The undersigned, being the duly elected and qualified First Senior Vice President and Chief Financial Officer of New Hampshire Thrift Bancshares, Inc., a Delaware corporation (the “Company”), hereby certifies to the Delaware Secretary of State, Division of Corporations (the “Division of Corporations”) as follows:

(1)	the Company’s total assets, as defined in Section 503(i) of the General Corporation Law of the State of Delaware (the “DGCL”), are not less than $10,000,000.

Pursuant to Section 102(a)(1) of the DGCL, the Company requests that the Division of Corporations waive the corporate designation requirement in connection with the Company’s name change from New Hampshire Thrift Bancshares, Inc. to Lake Sunapee Bank Group.

New Hampshire Thrift Bancshares, Inc.

By:	/s/ Laura Jacobi
Laura Jacobi
First Senior Vice President and
Chief Financial Officer

State of New Hampshire	)
) ss:
County of Sullivan	)

I hereby certify that on the 14th day of May, 2015, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Laura Jacobi, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that she executed the same.

/s/ Kimberly P. Ilg

Notary Public

Kimberly P. Ilg

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